Exhibit 99.1

          NGP Capital Resources Company Announces Portfolio Investment


     HOUSTON--(BUSINESS WIRE)--Sept. 11, 2006--NGP Capital Resources Company (NASDAQ:NGPC) ("the Company") today announced that it has closed on a participation in a $325 million Second Lien ("Term Loan") for Energy XXI Gulf Coast, Inc., a wholly-owned subsidiary of Energy XXI Ltd., a Houston, Texas based oil and gas producer. The Company has invested $14 million in the syndicated Term Loan.
     The Term Loan earns interest at LIBOR plus 550 basis points and is secured by second liens on substantially all of Energy XXI's properties. Proceeds from the Term Loan will be used to acquire oil and gas assets and to refinance existing indebtedness.
     Following these transactions, the Company has committed and made available for funding an approximate total of $235 million to fourteen portfolio companies, with approximately $197 million currently outstanding.

     About NGP Capital Resources Company

     NGP Capital Resources Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.
     This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.
     We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
     Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.


     CONTACT: NGP Capital Resources Company, Houston
              Investment Contact:
              John Homier, 713-752-0062
              jhomier@ngpcrc.com
              or
              Kelly Plato, 713-752-0062
              kplato@ngpcrc.com
              or
              Investor Relations Contact:
              Steve Gardner, 713-752-0062
              investor_relations@ngpcrc.com